UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-0907152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202
(Address of principal executive offices, including zip code)
Agilysys, Inc. 2011 Stock Incentive Plan
Agilysys, Inc. 2016 Stock Incentive Plan
(Full title of the plans)

Kyle C. Badger, Esq.
Senior Vice President, General Counsel and Secretary
Agilysys, Inc.
1000 Windward Concourse, Suite 250
Alpharetta, Georgia 30005
(770) 810-7947
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

On July 29, 2011, Agilysys, Inc. (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-175909) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 3,000,000 common shares, without par value, of the Registrant (“Common Share”) available for issuance under the Agilysys, Inc. 2011 Stock Incentive Plan (the “Prior Plan”). The Registrant paid a registration fee of $3,268.00 at that time to register the securities.
On September 15, 2016 (the “Approval Date”), the shareholders of the Registrant approved the Agilysys, Inc. 2016 Stock Incentive Plan (the “New Plan”). Under the terms of the New Plan, effective as of the Approval Date, no new Common Shares may be issued under the Prior Plan and any Common Shares that were authorized for issuance but remain unissued under the Prior Plan and any Common Shares which may be issued in connection with outstanding awards under the Prior Plan that are forfeited, settled in cash, cancelled or expired after the Approval Date shall become eligible for issuance under the New Plan.
Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the Approval Date, the Common Shares available for issuance under the Registration Statement will no longer be issued under the Prior Plan and may instead be issued under the New Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant has sent or given, or will send or give, documents containing the information specified by Part I of this Registration Statement to participants in the New Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents listed in (a) through (d) below, which are on file with the Commission, are incorporated herein by reference (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended March 31, 2016 (as amended by Form 10-K/A filed on July 29, 2016);

(b)	The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016 and December 31, 2016;

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on September 21, 2016, October 28, 2016, December 12, 2016 (as amended by Form 8-K/A filed on December 14, 2016), and January 6, 2017; and

(d)
The description of the Common Shares contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K (other than the portions of those documents not deemed to be filed, which are deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers. \

The Registrant is incorporated under the laws of the State of Ohio. Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper; or (ii) any action or suit against a director asserting an unlawful loan or distribution of assets. Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.
Under certain circumstances provided in the Registrant’s Code of Regulations, as amended, and subject to Section 1701.13(E) of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnification Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the “Indemnitee”) if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnification is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnification Agreements require payment of expenses to the Indemnitee if the Indemnitee agrees to repay the amounts in the event that it is determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. In addition, the Indemnification Agreements provide various procedures and presumptions in favor of the Indemnitee’s right to receive indemnification under the Indemnity Agreement.
Under the Registrant’s directors and officers liability insurance policy, each director and certain officers of the Registrant are insured against certain liabilities.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.
(a)Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise,

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on March 30, 2017.

AGILYSYS, INC.

By:	/s/ Ramesh Srinivasan
Ramesh Srinivasan President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title(s)	Date

/s/ Ramesh Srinivasan Ramesh Srinivasan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2017

/s/ Anthony Pritchett Anthony Pritchett	Interim Chief Financial Officer and Treasurer (Principal Financial Officer)	March 30, 2017

/s/ Michael A. Kaufman Michael A. Kaufman	Chairman and Director	March 30, 2017

/s/ Keith M. Kolerus Keith M. Kolerus	Vice Chairman and Director	March 30, 2017

/s/ Donald A. Colvin Donald A. Colvin	Director	March 30, 2017

/s/ Gerald C. Jones Gerald C. Jones	Director	March 30, 2017

/s/ John Mutch John Mutch	Director	March 30, 2017

/s/ Melvin L. Keating Melvin L. Keating	Director	March 30, 2017

*By:    /s/ Kyle C. Badger
Kyle C. Badger Attorney-in-fact
March 30, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1
Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 000-05734)).

4.2	Amended Code of Regulations of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 21, 2016 (File No. 000-05734)).
4.3	Agilysys, Inc. 2011 Stock Incentive Plan (incorporated by reference to Annex D to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on June 28, 2011 (File No. 000-05734)).
4.4	Agilysys, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 21, 2016 (File No. 000-05734)).
24.1	Power of Attorney.